EXHIBIT 5

July 2, 2002
EDO Corporation
60 East 42nd Street
Suite 5010
New York, NY 10165
Re:	Registration Statement on Form S-3

Gentlemen and Ladies:

We have acted as counsel to EDO Corporation, a New York corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale of (a) up to $137,800,000 aggregate principal amount of 5.25% Convertible Subordinated Notes due 2007 (the “Notes”) issued by the Company and (b) the common shares of the Company, par value $1 per share (the “Common Shares”), issuable upon conversion of the Notes (the “Shares”). The Notes were issued pursuant to the terms of an Indenture dated as of April 2, 2002 (the “Indenture”) by and between the Company and HSBC Bank USA, as Trustee (the “Trustee”).

We have participated in the preparation of the Registration Statement and have made such legal and factual examination and inquiry as we have deemed advisable for the rendering of this opinion. In making our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies. We have also assumed that (i) the Trustee has the power and authority to perform its obligations under the Indenture and (ii) the Indenture has been duly authorized, executed and delivered by the Trustee and is a legal, valid and binding obligation of the Trustee.

Based upon and subject to the foregoing, we are of the opinion that:

1.    The Notes have been duly authorized by the Company and constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights or debtors’ obligations and to general principles of equity.

2.    When (i) the Registration Statement becomes effective, (ii) the Notes are duly converted in accordance with the terms and conditions of the Indenture and (iii) certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar, the Shares issued upon conversion of the Notes will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the United States of America and the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the Commission.

Very truly yours,

DECHERT

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